CNET Networks Reports Second Quarter 2005 Financial Results

— Company Posts Total Revenue of $84.5 Million
— Interactive Revenue up 30%
— Monthly Unique Users up 55% and Average Daily Page Views up 134%

SAN FRANCISCO, July 25, 2005 - CNET Networks, Inc. (Nasdaq: CNET) today reported results for the second quarter ended June 30, 2005.

“Our second quarter results illustrate our ability to deliver consistent top-line growth and significantly expand our profit margins and free cash flow generation, while continuing to aggressively build out our product offerings,” said Shelby Bonnie, chairman and chief executive officer of CNET Networks. “We are pleased with our continued strong audience and usage growth, which enables us to increase our revenue capacity and enhance our exposure to the significant growth opportunity we see in online advertising.”

o	Total revenues for the second quarter totaled $84.5 million, a 24 percent increase compared to revenues of $68.1 million for the same period of 2004.
o	Interactive revenue increased 30 percent to $76.8 million in the second quarter versus $59.2 million in the same period of 2004.
o	Operating income equaled $7.6 million during the second quarter of 2005 compared to an operating loss of $261,000 in the second quarter of 2004.
o	Operating income before depreciation and amortization was $14.2 million, a 159 percent increase compared to $5.5 million during the second quarter of 2004.
o	The profit margin of operating income before depreciation and amortization increased to 17 percent, from 8 percent during the second quarter of 2004.
o	Net cash provided by operating activities for the second quarter of 2005 was $13.0 million, up from $2.4 million in the second quarter of 2004. Free cash flow for the second quarter of 2005 was $6.5 million. Free cash flow is defined as cash flow from operating activities less capital expenditures.
o	Net income for the second quarter of 2005 was $7.7 million, or $0.05 per diluted share. This compares with a net loss of $1.5 million, or $0.01 per diluted share, for the same period of 2004.

Business Review

“The rapid advancement of broadband technologies will result in a new era for interactive content, as consumers gain access to digital content on their preferred platforms, from computers, to TVs, to PDAs, to cell phones. During the past ten years, CNET Networks has pioneered authentic content environments that capitalize on the interactive relationships enabled by the Web, catering to users’ needs and interests in new and compelling ways. Today, with our growing portfolio of brands, users, and marketer relationships, we are well positioned for the opportunity ahead,” said Bonnie.

o	CNET Networks’ global network of Internet properties reached an average of 115 million unique monthly users during the second quarter of 2005[1], an increase of 55 percent from the second quarter of 2004. Average daily page views increased to 98 million during the second quarter[1], up 134 percent from the year-ago quarter.

o	CNET Networks continued to expand its content offerings and advertiser opportunities with several launches during the second quarter, as follows:

o	CNET Networks launched TV.com, the online community and information resource for the passionate TV fan. TV.com provides today’s increasingly fragmented TV audiences a place to meet people with similar interests, discuss favorite shows, find new programs, and access a wealth of information on more than 2,500 TV series from the 1940s to today. TV.com enhances CNET Networks’ demographic reach, including more exposure to the female market, and enables the company to establish relationships with a wider range of marketers. TV.com’s early sponsors include HBO, The Discovery Channel, Vivendi and The Learning Channel (TLC) and the site continues to have good traction with advertisers. Initial user interest and activity on TV.com has been positive, with stronger-than-expected user content submissions and site usage since launch.

o	CNET.com launched “CNET Digital Home DIY,” the interactive do-it-yourself resource for people who want to integrate today’s latest technology products and solutions into their home. CNET Digital Home DIY underscores CNET.com’s commitment to helping consumers unlock the potential of technology with the addition of even more original help and how-to content to complement its expert, unbiased product reviews.

o	CNET.com launched CNET Car Tech, the ultimate guide for today’s auto and technology enthusiasts. With comprehensive buying guides, how-to video segments, product reviews, and community features, CNET Car Tech helps consumers compare and evaluate autos based on the technology experience they provide, as well as learn about products made to improve the driving experience. CNET Car Tech had early appeal with auto manufactures, with companies such as Honda, Audi, and Volkswagon advertising on the site during the second quarter.

o	GameSpot launched in beta a new, all-in-one gaming service called GameCenter. GameCenter is a simple software download that allows gamers to play against each other. It delivers “one-click” access to the world of interactive gaming, including connected gameplay, community, competition and content. The power of GameCenter was recognized early on by leading game publisher Electronic Arts, which announced at E3 that it had chosen the GameSpot product to power the world premier demo of its highly anticipated game launch, Battlefield 2. With more than 300,000 initiated downloads in the first four hours of availability, and more than 2 million over the first 24 hours, the demo became one of the most popular PC multiplayer games in the world within the first week of its release.

o	CNET Networks continues to secure licensing agreements that expose its brands to a broader base of users.

o	During the second quarter, CNET.com entered into agreements with USAToday.com, Forbes.com, NBC Universal Digital, and Rodale (publisher of Runner’s World, Men’s Health, Backpacker and Organic Style). These build on CNET.com’s impressive established roster of licensing partners, which include Premier Retail Network (PRN), ABCNews.com, ESPN, The New York Times Digital, and BusinessWeek.
o	In addition, GameSpot continued to extend content relationships during the quarter, adding Walmart, MTV and Target as licensing partners. These build on GameSpot’s existing partnerships with Yahoo! Games, AOL Games, and EBGames.com, and Sony Playstation, among others.

o	During the quarter, the company added features to the front door of Webshots which provide new advertising opportunities and place greater emphasis on the site’s robust community content. Activity trends on the site remain strong, with over 750,000 photo uploads per day and continued strength in user growth and activity. In addition, the property is having initial success with new types of ad formats and sponsorship opportunities. For example, Air Canada sponsored a collection of gallery photos selected by Webshots editors and related to Canada.

o	As broadband usage escalates, video continues to gain interest from both users and marketers. CNET Networks continues to scale its video offerings and is focused on providing its users with rich interactive content experiences across its network. During the second quarter, CNET Networks properties continued to rank among the top video content providers online. Advertisers continue to take advantage of video ad placements across CNET Networks’ properties, including both in- and out-of-category marketers.

o	During the second quarter, CNET.com added video search functionality to ease user navigation across its collections of available product and how-to videos, which is increasing rapidly thanks to new site features such as Car Tech and Digital Home DIY. In addition, advertisers such as Microsoft, Phillips, Intel and Cadillac took advantage of CNET.com’s video ad placements during the quarter.

o	CNET Networks’ Games and Entertainment properties continued to extend their video offerings during the quarter. During E3 in May, GameSpot achieved a streaming record with over 6 million videos streamed during a single day. In addition, MP3.com entered an agreement with Universal to provide music video content to its users, and TV.com launched a video feature which includes short video clips from a range of television programs. During the quarter, Jeep, Wrigley, and Nestle advertised in video format on the company’s games and entertainment properties.

o	CNET Download.com is expected to beta launch a video download feature during the third quarter, building on its existing collections of free-to-try software, music and games. The new offering will include free video samples and clips, ranging from movie trailers, to independent video content, to how-to videos.

o	CNET Networks properties continue to gain recognition and acknowledgment from outside sources. During the second quarter, CNET.comand and GameSpot received People’s Voice Awards and CNET Download.com won both a People’s Voice and Webby Award from the International Academy of Digital Arts and Sciences. In addition, CNET’s Digital Home DIY, and TV.com were recognized by Time Magazine as part of its list of the “Coolest Websites for 2005". Both CNET.com and CNET News.com were recognized by the Western Publications Association and awarded Maggie Awards in April 2005.

Business Outlook
For the third quarter of 2005, management anticipates total revenues of $85.5 million to $87.5 million.  Interactive revenues are expected to be in the range of $78.0 million to $79.5 million, and publishing revenues are expected to be between $7.5 million and $8.0 million. Management estimates operating income between $5.5 million and $8.0 million during the third quarter, and operating income before depreciation and amortization of between $13.0 million and $15.5 million for the quarter. Earnings per share is expected to be in the range of $0.03 and $0.04 during the third quarter.

For the full-year 2005, management is estimating total revenues will be in the range of $347 million and $355 million. Management expects Interactive revenue to be in the range of $317 million to $323 million, and publishing revenues are expected to be between $30 million and $32 million. Management estimates operating income between $36.5 million and $41.5 million during 2005, and operating income before depreciation and amortization is expected to be between $65 million and $70 million. Earnings per share is expected to be in the range of $0.21 and $0.24 for the year ended December 31, 2005.

More detailed guidance, as well as a table that reconciles operating income (loss) before depreciation and amortization guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast
CNET Networks will host a conference call to discuss its second quarter 2005 financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, July 25, 2005. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 7810299. The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor
This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the section entitled “Business Outlook,” which sets forth our estimated financial performance for the third quarter and full year of 2005, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses, as evidenced in previous periods by many of our enterprise technology customers; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not to meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.
CNET Networks, Inc. is a worldwide media company and creator of content environments for the interactive age. CNET Networks takes pride in being “a different kind of media company,” creating richer, deeper interactive experiences by combining the wisdom and passion of users, marketers and its own expert editors. CNET Networks’ leading brands – such as CNET, GameSpot, MP3.com, Webshots, and ZDNet – focus on the personal technology, entertainment, and business technology categories. The company has a strong presence in the US, Asia and Europe.

Investor Relations Contact: Cammeron McLaughlin	Media Contact: Martha Papalia
(415) 344-2844	(617) 225-3340
cammeron.mclaughlin@cnet.com	martha.papalia@cnet.com

1	CNET Networks April - June 2005 (internal log data)

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues
Interactive	$76,775	$59,243	$145,280	$114,748
Publishing	7,738	8,845	13,945	16,737

Total revenues	84,513	68,088	159,225	131,485
Operating expenses:
Cost of revenues	40,063	34,700	78,743	68,550
Sales and marketing	19,785	17,892	38,590	36,126
General and administrative	10,499	10,026	21,263	18,929
Depreciation	4,195	4,075	8,110	11,246
Amortization of intangible assets	2,370	1,656	4,505	2,556

Total operating expenses	76,912	68,349	151,211	137,407
Operating income (loss)	7,601	(261)	8,014	(5,922)
Non-operating income (expense):
Realized gains on investments, net of impairments	(198)	3,306	370	11,338
Interest income	521	541	884	1,023
Interest expense	(1,010)	(3,031)	(1,790)	(4,709)
Other	(55)	(1,918)	(140)	(86)

Total non-operating income (expense)	(742)	(1,102)	(676)	7,566

Income (loss) before income taxes	6,859	(1,363)	7,338	1,644
Income tax expense	(885)	168	(789)	247

Net income (loss)	$7,744	$(1,531)	$8,127	$1,397

Basic net income (loss) per share	$0.05	$(0.01)	$0.06	$0.01

Diluted net income (loss) per share	$0.05	$(0.01)	$0.05	$0.01

Shares used in calculating basic net income (loss) per share	145,989,466	143,144,017	145,415,619	142,884,525
Shares used in calculating diluted net income (loss) per share	152,298,566	143,144,017	151,861,846	150,312,383

CNET NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	June 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$42,198	$29,560
Investments in marketable debt securities	22,074	22,193
Accounts receivable, net	62,876	66,712
Other current assets	15,427	15,155

Total current assets	142,575	133,620

Restricted cash	19,774	19,774
Investments in marketable debt securities	10,101	22,199
Property and equipment, net	52,555	48,989
Other assets	21,656	21,722
Intangible assets, net	37,579	34,756
Goodwill	142,539	126,287

Total assets	$426,779	$407,347

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,716	$6,903
Line of credit	5,000	5,000
Accrued liabilities	58,725	61,992
Current portion of long-term debt	2,761	4,007

Total current liabilities	76,202	77,902
Non-current liabilities:
Long-term debt	138,614	135,614
Other liabilities	741	252

Total liabilities	215,557	213,768
Stockholders' equity:
Common stock; $0.0001 par value; 400,000,000 shares
authorized; 146,595,380 outstanding at
June 30, 2005 and 144,455,283 outstanding
at December 31, 2004	15	14
Additional paid-in-capital	2,729,912	2,719,576
Accumulated other comprehensive income	(13,473)	(12,652)
Treasury stock, at cost	(30,453)	(30,453)
Accumulated deficit	(2,474,779)	(2,482,906)

Total stockholders' equity	211,222	193,579

Total liabilities and stockholders' equity	$426,779	$407,347

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net Income	$8,127	$1,397
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	12,615	13,802
Asset disposals	31	274
Noncash interest	244	1,363
Allowance for doubtful accounts	1,017	1,552
Equity losses of investees	242	-
(Gain) loss on sale of marketable securities and privately
held investments	(370)	(11,338)
Changes in operating assets and liabilities,
net of acquisitions
Accounts receivable	3,226	3,636
Other assets	(332)	(2,476)
Accounts payable	2,801	(1,276)
Accrued liabilities	(4,945)	2,077
Other long-term liabilities	(113)	(56)

Net cash provided by operating activities	22,543	8,955

Cash flows from investing activities:
Purchase of marketable debt securities	(4,275)	(31,965)
Proceeds from sale of marketable debt securities	16,984	12,159
Proceeds from sale of investments in privately held companies	568	13,206
Investments in privately held companies	(1,672)	(732)
Net cash paid for acquisitions	(15,940)	(7,142)
Capital expenditures	(11,712)	(6,873)

Net cash provided by (used in) investing activities	(16,047)	(21,347)

Cash flows from financing activities:
Payments received on stockholders' notes	-	137
Net proceeds from issuance of convertible notes	-	120,800
Net proceeds from employee stock purchase plan	638	447
Net proceeds from exercise of options	7,448	4,055
Proceeds from borrowings	10,000	-
Principal payments on borrowings	(10,885)	(113,910)

Net cash provided by financing activities	7,201	11,529

Net increase in cash and cash equivalents	13,697	(863)
Effect of exchange rate changes on cash and cash equivalents	(1,059)	(2,424)
Cash and cash equivalents at the beginning of the period	29,560	65,913

Cash and cash equivalents at the end of the period	$42,198	$62,626

CNET NETWORKS, INC.
BUSINESS SEGMENTS SUMMARY
(UNAUDITED)
(in thousands)

CNET's primary areas of measurement and decision-making include two principal business segments. CNET has determined that its business segments are U.S. Media and International Media. U.S. Media consists of an online network focused on three content categories: personal technology, games and entertainment and business technology. International Media includes the delivery of online technology information and several technology print publications in non U.S. markets. Management believes that segment operating income (loss) before depreciation and amortization expenses is an appropriate measure of evaluating the operating performance of the company's segments. However, segment operating income (loss) before depreciation and amortization expenses should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	U.S. Media	International Media	Other (1)	Total
Three Months Ended
June 30, 2005
Revenues	$67,540	$16,973	$-	$84,513
Operating expenses	54,472	15,875	6,565	76,912

Operating income (loss)	$13,068	$1,098	$(6,565)	$7,601

Three Months Ended
June 30, 2004
Revenues	$54,359	$13,729	$-	$68,088
Operating expenses	48,901	13,717	5,731	68,349

Operating income (loss)	$5,458	$12	$(5,731)	$(261)

Six Months Ended
June 30, 2005
Revenues	$129,844	$29,381	$-	$159,225
Operating expenses	107,203	31,393	12,615	151,211

Operating income (loss)	$22,641	$(2,012)	$(12,615)	$8,014

Six Months Ended
June 30, 2004
Revenues	$107,128	$24,357	$-	$131,485
Operating expenses	96,020	27,585	13,802	137,407

Operating income (loss)	$11,108	$(3,228)	$(13,802)	$(5,922)

(1) For the three months ended June 30, 2005, other represents operating expenses related to depreciation of $4,195 and amortization of $2,370. For the three months ended June 30, 2004, other represents depreciation of $4,075 and amortization of $1,656.

For the six months ended June 30, 2005, other represents operating expenses related to depreciation of $8,110 and amortization of $4,505. For the three months ended March 31, 2004, other represents depreciation of $11,246 and amortization of $2,556.

CNET NETWORKS, INC.
QUARTERLY STATISTICAL HIGHLIGHTS
(UNAUDITED)

	Q2-05	Q1-05	Q4-04	Q3-04	Q2-04
Total Quarterly Revenue ($mm)	$84.5	$74.7	$89.2	$70.5	$68.1

Revenue Distribution (%) (a)
Marketing Services	80%	78%	79%	75%	77%
Licensing, Fees and User	11%	14%	11%	12%	10%
Publishing	9%	8%	10%	13%	13%

Advertiser Metrics
CNET Networks Top 100 US Advertisers' Renewal Rate (Q-to-Q)	95%	97%	96%	95%	98%
CNET Networks Top 100 US Advertisers' % of Network Revenue	55%	56%	54%	57%	56%

Select Business Metrics
Network Unique Users (mm)	115.1	105.9	103.0	88.7	74.2
Network Average Daily Page Views (mm)	97.7	94.7	85.0	61.8	41.8

Balance Sheet Highlights ($mm)
Cash	$42.2	$34.9	$29.5	$29.1	$62.6
Marketable Debt Securities	32.1	42.3	44.4	44.7	71.1
Restricted Cash	19.8	19.8	19.8	19.8	19.8

Total Cash and Equivalents	$94.1	$97.0	$93.7	$93.6	$153.5

Total Debt	$146.4	$146.5	$144.6	$129.3	$129.4

Days Sales Outstanding (DSO)	67	72	67	65	65

(a) Revenue distribution definitions are as follows:
Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising.
Licensing, Fees and User - licensing our product database, online content, subscriptions to online services, and other paid services.
Publishing - sales of advertisements in our print publications, subscriptions and newsstand sales of publications, and custom publishing services.

CNET NETWORKS, INC.
GUIDANCE TO THE INVESTMENT COMMUNITY
(UNAUDITED)

$ in millions, except per share	Q2-05 Actual	Q3-05 estimate Low - High	FY 2005 estimate Low - High

Interactive Revenues	$76.8	$78.0 - $79.5	$317.0 - $323.0
Publishing Revenues	$7.7	$7.5 - $8.0	$30.0 - $32.0
Total Revenues	$84.5	$85.5 - $87.5	$347.0 - $355.0

Operating income before depreciation and amortization	$14.2	$13.0 - $15.5	$65.0 - $70.0

Depreciation expense	($4.2)	($4.75)	($18.25)

Amortization expense	($2.4)	($2.75)	($10.25)

Operating income	$7.6	$5.5 - $8.0	$36.5 - $41.5

Interest expense, net	($0.5)	($0.5)	($1.9)

Other income (expense)	($0.3)	($0.1)	($0.1)

Tax benefit (expense)	$0.9	($0.3)	($0.3)

Earnings per share	$0.05	$0.03 - $0.04	$0.21 - $ 0.24

FY 2005 earnings per share guidance is based on a share count of approximately 160 million shares, of which 8.3 million shares are attributable to the impact of EITF 04-8.

Safe Harbor Statement
This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the section entitled “Business Outlook,” which sets forth our estimated financial performance for the third quarter and full year of 2005, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend”and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses, as evidenced in previous periods by many of our enterprise technology customers; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not to meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

CNET NETWORKS, INC.
OPERATING INCOME (LOSS) RECONCILIATION
(UNAUDITED)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating income (loss) before depreciation
and amortization	$7,601	$(261)	$8,014	$(5,922)
Depreciation	4,195	4,075	8,110	11,246
Amortization of intangible assets	2,370	1,656	4,505	2,556

Operating income before depreciation
and amortization	$14,166	$5,470	$20,629	$7,880

The company believes that "operating income (loss) before depreciation and amortization" is useful to management and investors in evaluating the current operating performance of the company, since depreciation and amortization include the impact of past transactions and costs that are not necessarily directly related to the current underlying capital requirements or performance of the business operations. Management refers to "operating income before depreciation and amortization" to compare historical operating results, in making operating decisions and for planning and compensation purposes. A limitation associated with this measure is that it does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue. Management evaluates the costs of these assets through other financial measures such as capital expenditures. "Operating income before depreciation and amortization" should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.

CNET NETWORKS, INC.
FREE CASH FLOW RECONCILIATION
(UNAUDITED)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Cash flow from operating activities	$13,002	$2,443	$22,543	$8,955
Capital expenditures	(6,548)	(3,596)	(11,712)	(6,873)

Free cash flow	$6,454	$(1,153)	$10,831	$2,082

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. The company believes that free cash flow provides useful information about the amount of cash generated by the business after the purchase of property and equipment. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.